Exhibit 10.1

Idenix Pharmaceuticals, inc.

One Kendall Square	Main Tel: 617.995.9800
Building 1400	Main Fax: 617.995.9030
Cambridge MA 02139	www.idenix.com

January 4, 2007
CONFIDENTIAL
Douglas L. Mayers, M.D.
9 Oak Ridge Drive
Newtown, Connecticut 06470
Dear Doug:
On behalf of Idenix Pharmaceuticals, Inc. (“Idenix”), I am pleased to offer you the position of Executive Vice President and Chief Medical Officer, reporting directly to me as Chief Executive Officer and Chairman of the Board. The terms of your employment are set forth below.
1.	Commencement; Your employment will commence on January 22nd, 2007. Upon commencement of your employment, you may expect that the Board will elect you as an executive officer of Idenix and that you will be thereafter an “officer” of Idenix within the meaning of Rule 16a-1 (f) under the Securities Exchange Act and an “executive officer” within the meaning of Rule 3b-7 under the Exchange Act.

2.	Base Salary: Your semi-monthly salary will be $12,500 (equivalent to an annual rate of $300,000), subject to applicable withholding and payable in accordance with normal payroll practices of Idenix. The Base Salary shall be reviewed annually for additional increases, if any, which is the sole discretion of the Idenix Board of Directors. After any such increase, the term “Base Salary” as utilized herein shall thereafter refer to the increased amount. Base Salary shall not be reduced at any time without your express prior written consent.

3.	Equity: As soon as practicable following the commencement of your employment, the Company will recommend to its Board of Directors that you be granted, pursuant to the 2005 Idenix Pharmaceuticals, Inc. Stock Incentive Plan, options to purchase 100,000 shares of Idenix’s common stock. The exercise price of such option will be the current fair market value of Idenix’s common stock on the date of grant. Except as otherwise contemplated and provided by paragraph 9 hereof, the option will vest ratably over a 48-month period beginning on the last day of the month in which your employment commences. In addition, you shall have annual performance targets and opportunities to be awarded additional equity awards and incentives. Such awards may include stock options, restricted stock grants and other equity linked incentives. The actual type of award and number of shares to be awarded under such target equity opportunity shall be subject to annual approval by the Board and conditioned upon the achievement of annual performance targets established by the Board. Currently, it is anticipated that the target equity award would be comprised of an annual grant of options to purchase 40,000 shares of Idenix’s common stock on terms and conditions with respect to exercise price and vesting substantially similar to the initial “new hire” grant described above.

4.	Benefits: Upon the commencement of your employment, you will be eligible to participate in all benefit plans Idenix provides generally to its senior level executives, subject to, and on a basis consistent with, the participation requirements and other terms and conditions of such plans and programs. Such programs currently include medical, dental, disability, life insurance and a 401(k) plan. You will be eligible to accrue four weeks of vacation per calendar year and such vacation carryover as is set forth in the policy approved by the Board.

5.	Location: This position is based at Idenix’ offices in Cambridge, Massachusetts.

6.	Relocation: In connection with your relocation to the Cambridge, Massachusetts area, Idenix will provide you relocation assistance in the type and amount offered to other Idenix senior level executives. Such assistance includes amounts required to gross up the aggregate of all the foregoing to offset any related additional income tax liabilities. Idenix’s obligation to make the payments contemplated by this paragraph 6 will terminate on the 2nd anniversary of your employment commencement.

7.	Sign-on Bonus: In connection with your commencement of employment, Idenix will pay to you within the first 30 days of your employment, a lump sum amount of $300,000. Such amount will be included and reported as bonus income on 2007 Form W-2 and will be subject to applicable withholding taxes. You agree that if you voluntarily terminate your employment with Idenix or are terminated by Idenix for cause during the 12 month period immediately following the commencement of your employment such amount will be repayable in whole or part to Idenix. Specifically, if you voluntarily terminate your employment or Idenix terminates your employment for cause on or prior to the 3st anniversary of your employment commencement, you will be liable for repayment of 100% of such amount.

8.	Incentive based compensation: In your role as Executive Vice President, you are eligible for an annual target cash bonus (“Target Bonus”) equal to 50% of your Base Salary. The actual cash bonus may range from 0% to a maximum aggregate amount of 200% of the target bonus. Your Target Bonus as a percentage of Base Salary may, at the discretion of the Board, be periodically reviewed for increase. After any such increase, the term “Target Bonus” as used herein shall thereafter refer to the increased amount. The Target Bonus shall not be reduced at any time without your express prior written consent.

9.	Termination: You and Idenix each agree that your employment with Idenix is that of an employee at will. Both you and Idenix have the right to terminate your employment at any time for any or no reason, subject to the consequences provided herein.
A)	In the event Idenix terminates your employment for reasons other than Cause (as defined in

Appendix A hereto), or you terminate your employment for Good Reason (as defined on Appendix A hereto), you will be entitled to receive the following:
1.	Lump sum payment equivalent to one year of Base Salary and the greater of: (i) the Target Bonus; or (ii) the bonus you earned in the year preceding the year in which the termination of your employment occurs, less any and all applicable taxes and withholdings;

2.	Immediate vesting and exercisability of all outstanding equity awards; and

  One Kendall Square, Building 1400 ● Cambridge MA 02139 ● Main Tel: 617.995.9800 ● Main Fax: 617.995.9030 ● www.idenix.com

3.	Provided you timely elect and remain eligible for benefits continuation pursuant to the federal “COBRA” laws, continued payment by Idenix of premiums for you (and your covered dependents) under the group health, dental, disability and life insurance coverage at the active employee rates for a period of 12 months subsequent to the date of your termination. Any such payments and related coverage shall be discontinued in the event that you obtain substantially equivalent substitute coverage from another employer or provider during such 12 month period.
B)	Termination Within One Year After a Change in Control. If your employment is terminated by Idenix (or any successor to Idenix) without Cause or you terminate your employment for Good Reason, in each case within one (1) year following a Change in Control (as defined in Appendix A hereto) in addition to the payments, benefits and entitlements provided pursuant to Paragraph 9A hereof, you shall also be entitled to an additional lump-sum amount equivalent to one year of Base Salary and the greater of your Target Bonus or the actual bonus for the year preceding the year in which termination of employment occurs, payable as soon as practicable following the termination of employment.
1.	Excise Tax Provision. Anything herein to the contrary notwithstanding, to the extent that any payment, entitlement or benefit provided under this Agreement or any other agreement, plan, policy, program or arrangement of the Company (the “Payments”) would be subject to the imposition of the excise tax imposed under Section 4999 of the Interna] Revenue Code of 1986, as amended (the “Code”), or any similar Federal or state law (an “Excise Tax”), the Payments shall be reduced (but not below zero) to the maximum amount as will result in no portion of the Payments being subject to such Excise Tax (the “Safe Harbor Cap”), but only if the net after-tax amount that would be received by the Employee, taking into account all applicable Federal, state and local income taxes and the imposition of the Excise Tax, is greater than the net after-tax amount, similarly determined, that would be received by the Employee if Payments are not reduced to the Safe Harbor Cap. Unless the Employee has given prior written notice specifying a different order to the Company to effectuate the reductions described in the preceding sentence, the Company shall reduce or eliminate the Payments to the Safe Harbor Cap, by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments. Any notice given by the Employee pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Employee’s rights and entitlements to any benefit, entitlement or compensation.
C)	The obligation of Idenix to make the payments and provide the benefits described in paragraph A and B above are conditioned upon the execution, delivery and honor by you of a release of claims upon the termination of your employment. The form of waiver and release of claims is set forth as Appendix B to this letter. In addition, in exchange for the payments and benefits described above you agree that for a period of one year following the termination of employment, you shall not, without express prior written approval of Idenix, directly or indirectly, knowingly solicit any employee of Idenix or any of its affiliates, to leave the employ of such entity.

10.	Section 409 A Treatment: If any payment, compensation or other benefits provided to you in connection with your employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and you

  One Kendall Square, Building 1400 ● Cambridge MA 02139 ● Main Tel: 617.995.9800 ● Main Fax: 617.995.9030 ● www.idenix.com are a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination (the “New Payment Date”) if necessary to avoid adverse treatment under Section 409A of the Code. The aggregate of any payments that otherwise would have been paid to you during the period between the date of termination and the New Payment Date shall be paid to you in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this letter agreement.

11.	Disclosure of Inventions: This offer is conditioned on your agreement, that as an employee of Idenix, you will make full and prompt disclosure to Idenix of all inventions, improvements, modifications, discoveries, creations, methods, processes and developments which are created, made, or reduced to practice by you alone, under your direction or with others in connection with or relating to Idenix’s then present or planned business or research and development activities during the term of your employment, whether or not such developments are patentable or protected as confidential information, and whether or not such developments are made or conceived during normal working hours or on or off the premises of Idenix (all of which are hereinafter collectively termed “Developments”).

12.	Assignment of Inventions: By your acceptance of this offer of employment, you agree to assign and do hereby assign to Idenix all your title, interests and rights, including, without limitation” intellectual property rights, in and to any and all Developments, and you agree to assign to Idenix any and all patents and patent applications arising from such Developments, and to execute and deliver such assignments, patents and patent applications and other documents (including, without limitation, power of attorney) as Idenix may direct. Additionally, you agree to cooperate fully with Idenix both during and after the term of your employment, to enable Idenix to secure and maintain rights in said Developments assigned to Idenix in any and all countries. In the event that any of such Developments are by operation of applicable law excluded from this assignment, you agree that Idenix shall have a non-exclusive, fully paid license to use for all purposes any such Developments not assigned to Idenix.

13.	No Conflict: By your acceptance of this offer of employment, you hereby represent that you are not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. You further represent that your acceptance of this offer of employment and employment by Idenix does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by you in confidence or in trust prior to your employment with Idenix.

14.	Nonsolicitation of employees: By your acceptance of this offer of employment, you shall not, without the express prior written approval of the Company, either directly or indirectly, knowingly solicit any employee of the Company or it’s affiliates (or any employee who was employed by the Company or any of it’s affiliates) at any time within your employment with the Company and a period of one year following the termination of your employment.

15.	Noncompetition: In consideration of your employment by the Company according to the terms of this offer, you shall not, without the express written approval of the Company, engage in a

  One Kendall Square, Building 1400 ● Cambridge MA 02139 ● Main Tel: 617.995.9800 ● Main Fax: 617.995.9030 ● www.idenix.com

“Competitive Business”, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any relationship or capacity, in any geographic location in which the Company or any of it’s Affiliates is engaged in business during your employment and a period of one (1) year after termination in the event Idenix terminates your employment for reasons other than Cause, or you terminate your employment for Good Reason. For purposes of clarification, the noncompetition provision shall not apply at any time during which the company is not paying severance under section 9. For purposes of this offer, the term “Competitive Business” shall mean a commercial, for profit entity that discovers, develops and commercializes therapeutics for the treatment of HBV, HCV and HIV.

16.	Confidential Information of Prior Employers: You shall not use or disclose to Idenix any information in violation of any agreements with or rights of any prior employer, nor shall you use or provide to Idenix or bring to the premises of Idenix, any copies or tangible embodiments of non-public information belonging to or obtained from any such prior agreement.
In the position of Executive Vice President and Chief Medical Officer, you will have access to valuable, confidential and proprietary information. Accordingly, as a condition to commencing employment with Idenix, you will be required to enter into a confidentiality and non-disclosure agreement in standard form regarding the nondisclosure and nonuse of such valuable, confidential and proprietary information.
If you agree with the above terms, please sign both copies of this letter indicating your acceptance and return one copy to me at your earliest convenience but in any event no later than January 8th, 2007. The second copy of this letter is for your records. This offer of employment will expire on January 9th, 2007.
Very truly yours,

/s/ Jean-Pierre Sommadossi Jean-Pierre Sommadossi
Chairman and Chief Executive Officer
ACCEPTED as of this 5 day of January, 2007

/s/ Douglas L. Mayers
Douglas L. Mayers, M.D.

  One Kendall Square, Building 1400 ● Cambridge MA 02139 ● Main Tel: 617.995.9800 ● Main Fax: 617.995.9030 ● www.idenix.com

Appendix A
“Change in Control” shall mean:
     (i) any “person,” as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, becomes a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under that act, of fifty percent (50%) or more of the Voting Stock of the Company, or Novartis Pharma AG disposes of its entire interest in the Company’s Voting Stock;
     (ii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;
     (iii) all or substantially all of the assets or business of the Company is disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, at least fifty percent (50%) of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or
     (iv) the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, fifty percent (50%) or less of the Voting Stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company).
     For purposes of this definition of “Change in Control” the “Company” shall include any entity that succeeds to all or substantially all of the business of the Company and “Voting Stock” shall mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.
“Good Reason” to terminate your employment with Idenix shall be deemed to exist if, there is: (i) any adverse change in your title or a material diminution in your authority or responsibilities; (ii) a reduction in your Base Salary, the Target Bonus or target equity amount; or (iii) the primary place of your employment is relocated by Idenix to a location more than 40 miles from Cambridge, Massachusetts.
“Termination for Cause” shall be the result of: (i) willful fraud or willful material dishonesty in connection with the Employee’s employment by the Company; (ii) intentional failure by the Employee to substantially perform the Employee’s duties hereunder or gross neglect in the performance of such duties; (iii) gross misconduct by the Employee that is materially detrimental to the Company’s reputation! goodwill or business operations; (iv) a breach of any of the Employee’s covenants; or (v) the conviction of, or plea of nolo contendere to, a charge of commission of a felony; provided that prior to any Termination for Cause Employee is given written notice with specificity of any such reasons and a reasonable opportunity to cure if such a cure is reasonably possible.

  One Kendall Square, Building 1400 ● Cambridge MA 02139 ● Main Tel: 617.995.9800 ● Main Fax: 617.995.9030 ● www.idenix.com

Executive’s Release of Claims
AGREEMENT AND RELEASE
     THIS AGREEMENT AND RELEASE is executed by                               (the “Executive”) releasing certain claims against Idenix Pharmaceuticals, Inc., a corporation domesticated under the laws of the State of Delaware (together with its successors and assigns, the “Company”), and certain affiliated parties.
     WHEREAS, the Executive and the Company have entered into an letter agreement as of            , 2007 (the “Letter Agreement”);
     WHEREAS, the Executive’s employment with the Company has terminated and as such the Executive is due certain payments and entitlements pursuant to the Letter Agreement subject to the Executive’s executing this Agreement and Release.
     NOW, THEREFORE, in consideration of the payments set forth in paragraph 9 of the Letter Agreement and other good and valuable consideration, the Executive agrees as follows:
          1. The Executive, on behalf of himself and his dependents, heirs, administrators, agents, executors, successors and assigns, hereby releases and forever discharges the Company and all of its current and former subsidiaries, joint venturers, affiliates and executive benefit plans, and all of their respective directors, officers, trustees, employees, successors and assigns (collectively, the “Released Parties”), from any and all charges, controversies, claims, wages, rights, agreements, actions, costs or expenses, causes of action, obligations, damages, losses, promises and liabilities of whatever kind or nature, in law or equity or otherwise, whether known or unknown, suspected or unsuspected, from the beginning of time to the date the Executive executes this Agreement and Release, including,but not limited to, any and all claims arising out of, or relating to, the Executive’s employment with the Company or any affiliate, or the termination thereof, including, but not limited to, claims under the Age Discrimination in Employment Act (ADEA), as amended by the Older Workers’ Benefit Protection Act (OWBPA) or any state counterpart, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Sarbanes-Oxley Act, the Americans With Disabilities Act of 1990 (ADA), the Fair Credit Reporting Act, the Employee Retirement Income Security Act of 1974 (ERISA), the Family and Medical Leave Act (FMLA), the Massachusetts Fair Employment Practices Act., the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Labor and Industries Act, the Massachusetts Privacy Act, and the Massachusetts Maternity Leave Act, all as amended, all claims of discrimination, retaliation or harassment under any applicable state law or any local, state or federal law or regulation governing discrimination in employment; all claims under state contract or tort law such as wrongful termination, assault, invasion of privacy, breach of the implied covenant of good faith and fair dealing, defamation or negligent or intentional infliction of emotional distress and all claims for attorneys’ fees.
          Anything to the contrary notwithstanding in this Agreement and Release, nothing herein shall release any Released Party from any claims or damages based on (i) any right or claim that arises after the

  One Kendall Square, Building 1400 ● Cambridge MA 02139 ● Main Tel: 617.995.9800 ● Main Fax: 617.995.9030 ● www.idenix.com date of this Agreement and Release, (ii) any right the Executive may have to enforce paragraphs 2 3 and 9 of the Letter Agreement or this Agreement and Release, (iii) any right the Executive may have to benefits or entitlements under any applicable plan, policy, program, award or agreement of the Company or any Affiliate, or (iv) the Executive’s eligibility for indemnification in accordance with applicable laws or the Company’s restated certificate of incorporation, as amended, or by-laws, or under any applicable insurance policy with respect to any liability the Executive incurs or has incurred as an officer of the Company.
          2. The Executive expressly acknowledges and agrees that this Agreement and Release fully and finally releases and fully resolves any and all disputes between him and any Released Party with respect to the claims released herein, including those that are unknown, unanticipated or unsuspected or which may hereafter arise as a result of the discovery of new or additional facts.
          3. The Executive understands and agrees that by entering into this Agreement, he is waiving any and all rights or claims he might have under the Age Discrimination in Employment Act as amendment by the Older Workers Benefits Protection Act, and that he has received consideration beyond that to which he was previously entitled. The Executive acknowledges that he has been provided a period of at least twenty-one (21) calendar days in which to consider and execute this Agreement and Release I he Executive further acknowledges and understands that he has seven calendar days from the date on which he executes this Agreement and Release to revoke his acceptance of this Agreement and Release by delivering to the Company written notification of his intention to revoke this Agreement and Release If the Executive so revokes his agreement to this Agreement and Release he shall not be entitled to the payments, benefits and other entitlements provided pursuant to paragraph 9 of the Letter Agreement that are conditioned on him executing this Agreement and Release, This Agreement and Release becomes effective when signed by the Executive unless revoked in writing in accordance with this seven-day provision. To the extent that the Executive has not otherwise done so, the Executive is advised to consult with an attorney prior to executing this Agreement and Release.
     IN WITNESS WHEREOF, the Executive has executed this Agreement and Release as of the date written below.

Executive

Date:

  One Kendall Square, Building 1400 ● Cambridge MA 02139 ● Main Tel: 617.995.9800 ● Main Fax: 617.995.9030 ● www.idenix.com